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                                                                    EXHIBIT 15.1

Letter from Independent Accountants Regarding Unaudited Interim Financial Information

Northrop Grumman Corporation
Los Angeles, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation (formerly NNG,Inc.) and subsidiaries for the period ended March 31, 2001, and Northrop Grumman Systems Corporation (formerly Northrop Grumman Corporation) and subsidiaries for the period ended March 31, 2000, as indicated in our report dated May 10, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in Northrop Grumman Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  Deloitte & Touche LLP

Deloitte & Touche LLP

Los Angeles, California
May 30, 2001